Exhibit 3.15

The Commonwealth of Massachusetts

OFFICE OF THE MASSACHUSETTS SECRETARY OF STATE

MICHAEL J. CONNOLLY, Secretary

ONE ASHBURTON PLACE, BOSTON, MASSACHUSETTS 02108

ARTICLES OF ORGANIZATION

(Under G.L. Ch. 156B)

ARTICLE I

The name of the corporation is:

Exeter Educational Management Systems, Inc.

ARTICLE II

The purpose of the corporation is to engage in the following business activities:

To engage in the computer software business, including without limitation the development, acquisition, marketing and commercialization of computer software, and the publishing of data by computer software related methods, by sale, rental, license, service bureau or any other means, and the provision of services related to the foregoing; and

To have and to exercise, as additional purposes, all of the powers granted by the laws of the Commonwealth of Massachusetts to, and to carry on any other business, operation or activity which may lawfully be carried on by, corporations organized under the Business Corporation Law of the Commonwealth of Massachusetts, as amended from time to time, whether or not related to those in the foregoing paragraph.

Note: If the space provided under any article or item on this form is insufficient, additions shall be set forth on separate EPA x I I sheets of paper leaving a left hand margin of at least I inch. Additions to more than one article may be continued on a single sheet so long as each article requiring each such addition is clearly indicated.

ARTICLE III

The type and classes of stock and the total number of shares and par value, if any, of each type and class of stock which the corporation is authorized to issue is as follows:

WITHOUT PAR VALUE STOCKS

TYPE	NUMBER OF SHARES
COMMON:	None
PREFERRED:	None

WITH PAR VALUE STOCKS

TYPE	NUMBER OF SHARES	PAR VALUE
COMMON:	200,000	$1.00
PREFERRED:	None

ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established with any class.

N/A

ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are as follows:

N/A

ARTICLE VI

Other lawful provisions, if any, for the conduct and regulation of business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders: (If there are no provisions state “None”.)

See Continuation Sheet 6A—I et seq.

Note:	The preceding six (6) articles are considered to be permanent and may ONLY be changed by filing appropriate Articles of Amendment.

ARTICLES OF ORGANIZATION - Continuation Sheet 6A-1

(a) The Corporation may carry on any business, operation or activity referred to in Article 2 to the same extent as might an individual, whether as principal, agent, contractor or otherwise, and either alone or in conjunction or a joint venture or, other arrangement with any corporation, association, trust, firm or individual.

(b) The Corporation may carry on any business, operation or activity through a wholly or partly owned subsidiary.

(c) The Corporation may be a partner in any business enterprise which it would have power to conduct by itself.

(d) The directors may make, amend or repeal the By-laws in whole or in part, except with respect to any provision thereof which by law or the bylaws requires action by the stockholders; but any By-law adopted by the directors may be amended or repealed by the stockholders.

(e) Meetings of the stockholders may be held anywhere in the United States.

(f) No stockholder shall have any right to examine any property or any books, accounts or other writings of the Corporation if there is reasonable ground for belief that such examination will for any reason be adverse to the interests of the Corporation, and a vote of the directors refusing permission to make such examination and setting forth that in the opinion of the directors such examination would be adverse to the interests of the Corporation shall be prima facie evidence that such examination would be adverse to the interests of the Corporation. Every such examination shall be subject to such reasonable regulations as the directors may establish in regard thereto.

(g) The directors may specify the manner in which the accounts of the Corporation shall be kept and may determine what constitutes net earnings, profits and surplus, what amounts, if any, shall be reserved for any corporate purpose, and what amounts, if any, shall be declared as dividends. Unless the board of directors otherwise specifies, the excess of the consideration for any share of its capital stock with par value issued by it over such par value shall be paid-in surplus. The Board of Directors may allocate to capital stock less than all of the consideration for any share of its capital stock without par value issued by it, in which case the balance of such consideration shall be paid-in surplus. All surplus shall be available for any corporate purpose, including the payment of dividends.

(h) The purchase or other acquisition or retention by the Corporation of shares of its own capital stock shall not be deemed a reduction of its capital stock. Upon any reduction of

ARTICLES OF ORGANIZATION - Continuation Sheet 6A-2

capital or capital stock, no stockholder shall have any right to demand any distribution from the Corporation, except as and to the extent that the stockholders shall have provided at the time of authorizing such reduction.

(i) The directors shall have the power to fix from time to time their compensation. No person shall be disqualified from holding any office by reason of any interest. In the absence of fraud, any director, officer or stockholder of this Corporation individually or jointly, or any individual having any interest in any concern which is a stockholder of this Corporation, or any concern in which any of such directors, officers, stockholders or individuals has any interest, may be a party to, or may be pecuniarily or otherwise interested in, any contract, transaction or other act of this Corporation, and

(1)	such contract, transaction or act shall not be in any way invalidated or otherwise affected by that fact;

(2)	no such director, officer, stockholder or individual shall be liable to account to this Corporation for any profit or benefit realized through any such contract, transaction or act;

(3)	any such director of this Corporation may be counted in determining the existence of a quorum at any meeting of the directors or of any committee thereof which shall authorize any such contract, transaction or act, and may vote to authorize the same; and

(4)	any such director, officer, stockholder or individual is hereby relieved from any liability that might otherwise exist from thus contracting with this Corporation for the benefit of him or herself or any concern in which he or she may be interested in any way.

(j) The Corporation shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the Corporation or who at the request of the Corporation may serve or at any time has served as a fiduciary or trustee of an employee benefit plan of the Corporation or as a director, officer, employee, partner or agent of another organization in which it has any interest as a shareholder, creditor or otherwise (collectively, “Indemnified Officers”), against all expenses and liabilities, including amounts paid in satisfaction of judgments, in compromise, or as fines and penalties, and reasonable counsel fees incurred by or imposed upon such person in connection with any proceeding in which such person may become involved by reason of serving or

ARTICLES OF ORGANIZATION - Continuation Sheet 6A-3

having served in such capacity; provided that no indemnification shall be provided for any such person with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such person’s action was in the best interests of the Corporation or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; and provided further that as to any matter disposed of by a compromise payment by such person pursuant to a consent decree or otherwise, no indemnification shall be provided unless such compromise shall be approved by the Board of Directors, as provided below, as in the best interest of the Corporation. Such indemnification may, to the extent authorized by the Board of Directors as provided below, include advance payment by the Corporation of expenses incurred in defending a civil or criminal action or proceeding, upon receipt of a written undertaking by the person indemnified to repay such payment if he or she shall be not entitled to indemnification under this article, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

The payment of any indemnification or advance shall be conclusively deemed, authorized by the Board of Directors of the Corporation under this Article, and members of the Board of Directors approving such payment shall be wholly protected, if:

(i) the payment has been approved or ratified (1) by a majority vote of a quorum of the members of the Board of Directors consisting of persons who are not at that time parties to the proceeding or (2) by a majority vote of a committee of two or more members of the Board of Directors who are not at that time parties to the proceeding and are selected for this purpose by the full Board of Directors (in which selection members of the Board of Directors who are parties may participate);

(ii) the action is taken in reliance upon the written opinion of independent legal counsel (who may be counsel to the Corporation) appointed for the purpose by vote of the members of the Board of Directors in the manner specified in clauses (1) or (2) of subparagraph (1), or, if all members of the Board of Directors are parties to the proceedings, appointed by a majority of the full Board of Directors.

(iii) the payment is approved by a vote of stockholders of the Corporation holding a majority of the shares of the Corporation; or

(iv) a court having jurisdiction shall have approved the payment.

The indemnification provided hereunder shall inure to the benefit of the heirs, executors and administrators of an Indemnified Officer entitled to indemnification hereunder.

The right of indemnification under this Article shall be in addition to and not exclusive of all other rights to which any person may be entitled. Nothing contained in this Article shall affect any rights to indemnification to which the Corporation’s employees, agents, Board of Directors, members, officers and other persons may be entitled by contract or otherwise under law.

No amendment or repeal of the provisions of this Article which adversely affects the right of an Indemnified Officer under this Article shall apply to any Indemnified Officer with respect to his or her acts or omissions which occurred at any time prior to such amendment or repeal without his or her written consent.

(l) The Corporation shall have all powers granted to corporations by the laws of the Commonwealth of Massachusetts, provided that no such power shall include any activity inconsistent with the Business Corporation Law or the general laws of said Commonwealth.

(m) The whole or any part of the authorized but unissued shares of capital stock may be issued at any time or from time to time by the Board of Directors without further action by the stockholders.

ARTICLE VII

The effective date of organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.

The information contained in ARTICLE VIII is NOT a PERMANENT part of the Articles of Organization and may be changed ONLY by filing the appropriate form provided therefor.

ARTICLE VIII

a. The post office address of the corporation IN MASSACHUSETTS is:	One Main Street Cambridge,
MA 02142

b. The name, residence and post office address (if different) of the directors and officers of the corporation are as follows:

	NAME	RESIDENCE	POST OFFICE ADDRESS

President:	Jonathan Kutchins	28 Exeter Street Boston, MA 02116	28 Exeter Street Boston, MA 02116

Treasurer:	Jonathan Kutchins	Same as above	Same as above

Clerk:	Peter N. Barnes-Brown	195 Hayward Mill Rd. Concord, MA 01742	195 Hayward Mill Rd. Concord, MA 01742

Directors:	Jonathan Kutchins	Same as above	Same as above

c. The fiscal year of the corporation shall end on the last day of the month of: December

d. The name and BUSINESS address of the RESIDENT AGENT of the corporation, if any, is:

N/A

ARTICLE IX

By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above, have been duly elected.

IN WITNESS WHEREOF and under the pains and penalties of perjury, I/ WE, whose signature(s) appear below as incorporator(s) and whose names and business or residential address(es) ARE CLEARLY TYPED OR PRINTED beneath each signature do hereby associate with the intention of forming this corporation under the provisions of General Laws Chapter 156B and do hereby sign these Articles of Organization as incorporator(s) this 19th day of June 1991.

/S/ Peter N. Barnes-Brown
Peter N. Barnes-Brown

NOTE:	If an already-existing corporation is acting as incorporator, type in the exact name of the corporation, the state or other jurisdiction where it was incorporated, the name of the person signing on behalf of said corporation and the title he/she holds or other authority by which such action is taken.